EXHIBIT 99.1

Joel P. Moskowitz Chief Executive Officer (714) 549-0421	Phil Bourdillon/Gene Heller Silverman Heller Associates (310) 208-2550
CERADYNE, INC. RECEIVES $8.4 MILLION
BODY ARMOR DELIVERY ORDER
Costa Mesa, CA—July 28, 2008—Ceradyne, Inc. (NASDAQ: CRDN) announced the receipt of an $8.4 million delivery order from the United States Special Operations Command (USSOCOM), MacDill Air Force Base, Florida. The order is for modular supplemental armor protection as part of the family of Ballistic Plates for Body Armor Load Carriage Systems (BALCS) to be shipped beginning in August 2008 to February 2009.
David P. Reed, Ceradyne President North American Operations, commented: “This delivery order is our sixth BALCS delivery order issued by SOCOM against the maximum value $400 million indefinite delivery/indefinite quantity (ID/IQ) contract announced in January 2008. We are pleased to receive this order and believe we will meet all SOCOM delivery and quality requirements.”
Ceradyne develops, manufactures, and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel, and commercial applications. Additional information about the Company can be found at www.ceradyne.com.
Except for the historical information contained herein, this press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended dated December 31, 2007 and its Quarterly Reports on Form 10-Q as filed with the U.S. Securities and Exchange Commission.
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